Amended and Restated

CONSULTING AGREEMENT

This Agreement is effective the 22nd day of December, 2011 and amends and restates in its entirety the Consulting Agreement dated September 12, 2011 between John McFarland ("Consultant") having offices at 2854 Johnson Ferry Road, Marietta, Georgia 30062, and ClearSign Combustion Corporation ("Company" or "ClearSign"), having offices at 12870 Interurban Avenue South, Seattle, Washington 98168.

In consideration of the mutual promises made herein, the parties agree as follows:

1. **Engagement.** The Company hereby engages the Consultant to render consulting advice to the Company upon the terms and conditions set forth herein to advise on and execute an investor relations program that is intended to stimulate better recognition, understanding, and valuation of the Company, by broadening the shareholder base and increasing market interest in the Company with the goal of improving market capitalization and liquidity by means of creating exposure of the Company to the following:

    - Targeted Institutional Investors
    - Targeted Buy and Sell Side Analysts
    - Targeted retail Stockbrokers
    - Financial Media
    - Targeted Investment Bankers

    Consultant shall observe all laws, rules, and regulations governing the Company in the provision of his services, including the rules and regulations of the Securities and Exchange Commission or any other federal, state, or local governmental entity, the NASDAQ or any other exchange to which the Company is listed or aspires to be listed, or any other ruling body.

2. **Terms of the Agreement.** This Agreement shall be effective on September 12, 2011 and shall continue unless terminated by either party with thirty (30) days prior notice.

3. **Time Devoted by Consultant.** Consultant shall devote such time and effort as is reasonably necessary to achieve the purpose hereof.

4. **Place Where Services Will Be Rendered.** The Consultant will perform the services in accordance with this Agreement at his home or other office obtained by him at his sole cost and expense. In addition, at the Company convenience, the Consultant will perform services by phone or by any other means requested or agreed to, by the Company. The Company shall not provide the Consultant an office , cell phone, computer, printer, or any other support services, supplies, or equipment in connection with services to be provided as set forth herein.

5. **Payment to Consultant.** On September 12, 2011, the Company will pay a one-time set up fee of $1,000.00 to cover costs associated with development initial development of client data base and various administrative costs associated with setting up a new client. The Company shall also pay the following amounts on the 12th of each month:

- Commencing September 12, 2011, $3,500.00;
- Commencing December 12, 2011, which follows the November filing of the Company's Registration Statement on Form S-1, $5,500.00;
- Commencing on the day that is the 12th day of the month after the Company's IPO becomes effective and its shares commence trading publicly. $7,500.00.

Further, the Company shall pay quarterly the following shares of common stock, after reflection of a 1.25-for-one stock split:

- 2,000 shares in the quarter ended December 31, 2011;
- 4,500 shares in the quarter ended March 31, 2012 and each quarter thereafter,

6. **Independent Contractor.** Both the Company and Consultant agree that the Consultant is and will act as an independent contractor in the performance of his/her duties under this Agreement. Accordingly, Consultant shall be responsible for payment of all taxes including federal, state, and local taxes arising out of the services, including by illustration but not limitation, payroll taxes, federal and state income taxes, Social Security tax, unemployment insurance, and disability taxes, and any other taxes or business licenses required whether federal, state or local in nature.

7. **Confidential Information.** Consultant agrees to hold Company's Confidential Information in strict confidence and not to make Company Proprietary or Confidential Information available in any form to any third party or to use it for any purpose other than as specified in this Agreement.

8. **Indemnification.** If a court or administrative agency determines that Consultant is an employee of the Company, Consultant shall indemnify and hold Company harmless and shall pay all of Company's related fines,, damages, assessments, benefits, and reasonable attorney's fees incurred by the Company with such motive.

9. **Governing Law.** This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, internal, substantive laws, of the State of Georgia. If any provision of this Agreement is determined to be invalid or unenforceable, , in whole or in part, this determination will not affect any other part of this Agreement. A failure by Consultant or the Company to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of Consultant or the Company to enforce each and every such provision. Company and Consultant shall waive trial by jury in any action, proceeding, or counterclaim brought by one against the other, or any other matters arising out of or in any way connected with this Agreement, the relationship between the Company and Consultant, , Consultant's use or occupancy of Company's office or any claim of injury or damage. In the

event either party files suit to enforce any of the terms hereof, the prevailing party shall be entitled to an award of reasonable legal fees and costs and venue for any such action shall be exclusively in Atlanta, Georgia.

10. **Counterparts.** This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same Agreement.

11. **Assignment.** This Agreement may not be assigned without the prior written consent of the Company or Consultant.

12. **Survival.** The provisions of Sections 6, 7, 8, 9, and 10 shall survive termination or expiration of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first written above.

Consultant	**ClearSign Combustion Corporation**
John McFarland	Richard F. Rutkowski, CEO